EXHIBIT 99.4

NYSE:WMB

Date:                     Nov. 3, 2004

Williams Names Successor for Gas Pipeline Business

     TULSA, Okla. — Steve Malcolm, chairman, president and chief executive officer of Williams (NYSE:WMB) today announced that Phillip D. Wright will become senior vice president of the company’s natural gas pipeline business, effective Jan. 3. Wright will succeed J. Douglas Whisenant, 58, who is retiring.

     “Phil has been one of the major players in Williams’ transformation. He led our company-wide asset sales that garnered more than $9 billion in total value, a critical component of our restructuring. He is an effective leader who clearly understands the importance of Gas Pipeline’s role in Williams’ future,” Malcolm said.

     Wright, 49, joined Williams in 1989 after 13 years with Conoco. Since October 2002, Wright has served as Williams’ chief restructuring officer.

     Among Wright’s other leadership roles at Williams are his service as chairman of Williams Energy Partners L.P., which the company formed in 2001, and chief executive officer of the unit that included exploration and production, midstream and petroleum businesses.

     Wright earned a bachelor’s degree in civil engineering from Oklahoma State University in 1976. He is a former chairman of the executive committee of the Association of Oil Pipelines and currently serves on the board of directors for Stand in the Gap, a Tulsa-based ministry to aid economically disadvantaged individuals.

     Whisenant is a 26-year veteran of Williams. He led the entire Gas Pipeline business for three years, beginning in 2001. Prior to that, he led the company’s gas pipelines in the western United States for nine years.

     “Doug provided the leadership to keep Gas Pipeline focused on improving efficiency while maintaining safe, reliable operations, even as we sold three pipelines as part of our efforts to reduce debt and hone in on the best assets for our new Williams,” Malcolm said.

     Williams’ Transco and Northwest pipeline systems operate more than 14,000 miles of interstate natural gas pipelines. The company also owns a 50-percent interest in the 581-mile Gulfstream pipeline that serves Florida. These pipelines deliver approximately 12 percent of the natural gas that is used in the United States.

About Williams (NYSE:WMB)
Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

Courtney Baugher
Williams (investor relations)
(918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.